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EXHIBIT 3.58

ARTICLES OF INCORPORATION

OF

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION

        The undersigned, acting as incorporator under the Utah Revised Business Corporation Act (the "URBCA"), adopts the following Articles of Incorporation:

        FIRST:    The name of the corporation is Huntsman Petrochemical Finance Corporation (the "Corporation").

        SECOND:    The purpose for which the Corporation is formed is to engage in the following activities:

          (e)   to borrow funds, on a secured or unsecured basis, ("Borrowings") from Huntsman Group Holdings Corporation, a Utah corporation ("HGHC") (or its successors), and its subsidiaries and affiliated entities;

          (f)    to use the proceeds of Borrowings to make loans, on a secured or unsecured basis, ("Intercompany Loans") to Huntsman Petrochemical Corporation, a Utah corporation (or its successors), and its subsidiaries and affiliated entitles, but only to the extent not prohibited by the Credit Agreement (as defined below); and

          (g)   to guaranty the obligations of HGHC (or its successors), and its subsidiaries and affiliated entities pursuant to that certain Credit Agreement, dated January     , 1996, as amended from time to time (the "Credit Agreement"), by and among HGHC, the financial institutions signatory thereto, Bankers Trust Company, as administrative agent, and ABN AMRO, N.V. and Bank of America National Trust and Savings Association, as managing agents, ("Permitted Guaranties");

          (h)   to make distributions to the shareholders of the Corporation to the extent such fund are not required to fulfill the Corporation's obligations with respect to Borrowings or Permitted Guaranties; and

          (i)    to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the URBCA that are incidental to and necessary or convenient for the accomplishment of activities specified above.

        THIRD:    The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock. All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the common stock shall be fully paid and nonasessable.

        FOURTH:    The address of the initial registered office of the Corporation is 500 Huntsman Way, Salt Lake City, Utah 84108, and the name of its initial registered agent as such address is Robert B. Lence.

        FIFTH:    The Corporation shall indemnify and advance expenses to it directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by the URBCA.

        SIXTH:    Within the meaning of and in accordance with the URBCA, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 842 of the URBCA, or (d) an intentional violation of criminal law. Any repeal or modification of this Article SIXTH by the shareholder of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Without limitation, this Article SIXTH shall be applied and interpreted, and shall be deemed to incorporate, any provision of the URBCA, as amended, supplemented or superseded, as well as any applicable interpretation of Utah law, so that personal liability of directors of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

        SEVENTH:    The personal liability of officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

        EIGHTH:    Notwithstanding any other provision of these Articles of Incorporation or any provision of law that otherwise so empowers the Corporation, the Corporation shall not do any of the following:

          (a)   engage in any business or activity other than in connection with or relating to the purposes set forth in Article SECOND above;

          (b)   dissolve or liquidate, in whole or in part;

          (c)   institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; or

          (d)   incur any indebtedness for borrowed money, or assume or guaranty any indebtedness of any other entity, except for (i) Borrowings, (ii) Permitted Guaranties, and (iii) indebtedness not exceeding one percent (1%) of the Corporation's total assets at such time, on account of incidentals or services supplied of furnished to the Corporation.

        NINTH:    The name and address of he incorporator is as follows:

NAME	ADDRESS
Robert B. Lence	500 Huntsman Way Salt Lake City, Utah 84108

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        IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, hereby executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this    day of January, 1996.

/s/ ROBERT B. LENCE Robert B. Lence, Incorporator

ACKNOWLEDGEMENT OF REGISTERED AGENT

        The undersigned, Robert B. Lence, hereby acknowledges that he has been named as registered agent of Huntsman Petrochemical Finance Corporation, and the undersigned hereby agrees to act as registered agent of Huntsman Petrochemical Finance Corporation.

/s/ ROBERT B. LENCE Robert B. Lence, Registered Agent

MAILING ADDRESS

        If, upon completion of filing of the above Articles of Incorporation, the Division elects to send a copy of the Articles of Incorporation to Huntsman Petrochemical Finance Corporation by mail, the address to which the copy should be mailed is:

Huntsman Petrochemical Finance Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

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ARTICLES OF INCORPORATION OF HUNTSMAN PETROCHEMICAL FINANCE CORPORATION
ACKNOWLEDGEMENT OF REGISTERED AGENT
MAILING ADDRESS